Byrna Technologies, Inc. 10-K

Exhibit 21.1

Wholly owned Subsidiaries of

Byrna Technologies, Inc.

Jurisdiction of Incorporation
Roboro Industries Pty LTD	South Africa
Byrna South Africa (Pty) Ltd.	South Africa